UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

November 12, 2019

Date of report (date of earliest event reported)

LPL Financial Holdings Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-34963	20-3717839
(State or other jurisdictions of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

75 State Street

Boston MA 02109

(Address of principal executive offices) (Zip Code)

(617) 423-3644

(Registrant’s telephone number, including area code)

N/A

(Former Name or Former Address, if Changed since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrants under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock - par value $0.001 per share	LPLA	Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement.

Issuance of 4.625% Senior Notes due 2027

On November 12, 2019 (the “Effective Date”), LPL Holdings, Inc. (“LPL Holdings”), a wholly owned subsidiary of LPL Financial Holdings Inc. (the “Company”), completed the issuance and sale of $400 million aggregate principal amount of 4.625% Senior Notes due 2027 (the “senior notes”). LPL Holdings used the net proceeds from the senior notes offering, together with cash available for corporate use, to pay down its prior term loan B to approximately $1,070 million and to pay fees and expenses related to the senior notes offering and credit agreement amendment.

The senior notes are unsecured obligations of LPL Holdings, will mature on November 15, 2027 and will bear interest at the rate of 4.625% per year, with interest payable semi-annually on May 15 and November 15 of each year, beginning on May 15, 2020. LPL Holdings may redeem all or part of the Notes at any time prior November 15, 2022 (subject to a customary “equity claw” redemption right) at 100.000% of the principal amount redeemed plus any accrued and unpaid interest thereon and a “make-whole” premium. Thereafter LPL Holdings may redeem all or part of the Notes at annually declining redemption premiums until November 15, 2024, at and after which date the redemption price will be equal to 100.000% of the principal amount redeemed plus any accrued and unpaid interest thereon.

The foregoing description of the Notes is qualified in its entirety by reference to the Indenture, a copy of which is filed as Exhibit 4.1 to this Current Report on Form 8-K.

Senior Secured Credit Facilities

On the Effective Date, LPL Holdings entered into a fourth amendment (the “Amendment”) to its amended and restated credit agreement, dated as of March 10, 2017, among LPL Holdings, the Company, JPMorgan Chase Bank, N.A., as administrative agent, swing-line lender and letter of credit issuer, and the lenders and the other parties party thereto from time to time (as amended, the “Credit Agreement”).

Pursuant to the Amendment, the Credit Agreement was amended to, among other changes, (i) reprice the term loan B, (ii) increase the size of the revolving credit facility from $500 million to $750 million, (iii) extend the maturity of the revolving credit facility to the fifth anniversary of the Effective Date (as defined in the Credit Agreement) and (iv) extend the maturity of the term loan B to the seventh anniversary of the Effective Date. The new term loan B will bear interest at a floating rate, which in the case of LIBOR loans will be LIBOR plus 175 basis points per annum, compared to LIBOR plus 225 basis points per annum under the prior credit agreement. In connection with the Amendment, LPL Holdings paid down $400 million of the existing term loan B. The Amendment also modifies the cash netting for leverage ratio calculations to eliminate the $300 million cap and to reduce the broker-dealer minimum capital requirement to 10% of Aggregate Debit Items (as defined in the Credit Agreement) from 15% of Aggregate Debit Items for purposes of calculating the amount of cash available to be net against indebtedness. The new term loan B will be subject to a 1.00% prepayment fee in connection with any voluntary prepayments of any principal of the new term loan B that constitute a Repricing Transaction (as defined in the Credit Agreement).

The foregoing description of the Amendment is qualified in its entirety by reference to the copy thereof filed as Exhibit 10.1 to this Current Report on Form 8-K.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth above under Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.

Item 7.01	Regulation FD Disclosure.

On November 12, 2019, the Company issued a press release announcing the completion of LPL Holdings’ senior secured debt repricing, including the entering into of the Amendment and the pay down of the existing term loan B, and the offering of the senior notes. A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K.

Exhibit 99.1 shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities under that Section and shall not be deemed to be incorporated by reference into any filing of the Company under the Securities Act of 1933, as amended, or the Exchange Act.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

4.1	Indenture, dated November 12, 2019, among LPL Holdings, U.S. Bank National Association, as trustee, and certain subsidiaries of LPL Holdings, as guarantors

10.1	Fourth Amendment, dated November 12, 2019, among LPL Holdings, U.S. Bank National Association, as trustee, and certain subsidiaries of LPL Holdings, as guarantors

99.1	Press Release, dated November 12, 2019 (“LPL Financial Announces Completion of Leverage-Neutral Transaction Amending Senior Secured Credit Facilities and Offering Senior Unsecured Notes”)

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LPL FINANCIAL HOLDINGS INC.

By:	/s/ Matthew J. Audette
Name:	Matthew J. Audette
Title:	Chief Financial Officer

Dated: November 12, 2019